TRADEMARK LICENSE AGREEMENT

     THIS TRADEMARK LICENSE AGREEMENT (this "License") is made and entered into effective as of November 14, 1997 ("Effective Date") between TENERA, INC., a Delaware corporation ("Licensor"), and SPEAR TECHNOLOGIES, INC., a California corporation ("Licensee").


                          RECITALS AND DEFINITIONS

          WHEREAS, pursuant to that certain Asset Acquisition Agreement dated November 14, 1997 by and among Licensor, TENERA TECHNOLOGIES, LLC, a Delaware limited liability company ("LLC"), and Licensee, Licensor and LLC have agreed to sell to Licensee all of the assets and liabilities of Licensor's performance improvement and computerized maintenance management software consulting business for the mass transit industry ("Business");

          WHEREAS, Licensor is the owner of the entire right, title and interest in and to the names, marks or designations whether or not registered as trademarks in connection with which the Business has been conducted and as set forth in Attachment A (hereinafter referred to as "Trademarks"); and

          WHEREAS, in connection with continuing the Business after the purchase of its assets, Licensee desires for a limited period the right to use the Trademarks and Licensor is willing to grant such right on the terms and conditions hereinafter appearing.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:


                              I.  GRANT AND USE

          1.1 Licensor hereby grants to Licensee a world-wide, royalty free, non-transferable, exclusive license to use the Trademarks only for the term of this License and solely (i) in the same manner as the Trademarks were used immediately prior to the Effective Date, and (ii) in connection with the conduct of the Business as it was conducted immediately prior to the Effective Date.

          1.2 The grant of license includes the right for the term of this License only, unless earlier terminated by Licensor, to use the name "Tenera Technologies" as its fictitious business or trade name but not as part of any registered corporate name. Licensee may only use "Tenera Technologies" in its entirety as its business or trade name as this grant of License does not include a license to use the name "Tenera" alone or in connection with any other

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word or any variation thereof as a business or trade name.  Licensee shall not use any other Trademark in its business or trade name. Upon the expiration of this License or its earlier termination, Licensee shall immediately cease to use the name "Tenera Technologies" and shall take any and all steps necessary to commence doing business under a new name which bears no similarity whatsoever to the name "Tenera."

          1.3 Notwithstanding anything to the contrary contained herein, sublicensing of the Trademarks is not permitted without the prior written consent of Licensor, except in compliance with the terms of this Agreement to
(i) British Rail Business Systems, (ii) ICL Enterprises, and (iii) IBM.


                                  II.  TERM

     The term of this License shall be for one year, commencing on the Effective Date and ending on November 14, 1998.


                            III.  CONDUCT AND USE

          3.1 Licensee agrees during the term of this License and while it is using the Trademarks or the name "Tenera Technologies": (a) to conduct its business in a manner that reflects favorably at all times on the good name, goodwill and reputation of Licensor; (b) to avoid deceptive, misleading or unethical practices that are or might be detrimental to Licensor, including, but not limited to, disparagement of Licensor; (c) to make no false or misleading representations with regard to Licensor; and (d) not to publish or employ or cooperate in the publication or employment of any misleading or deceptive advertising material.

          3.2 Licensee must use the Trademarks in compliance with all specifications and procedures reasonably prescribed by Licensor. Licensee will give such notices of Trademark ownership and registration as Licensor reasonably specifies.

          3.3 Unauthorized use of any of the Trademarks, including without limitation use in connection with any business or commercial practice other than the Business or use of the name "Tenera" as a business or trade name alone or in combination with any other word or mark, by Licensee will constitute infringement of Licensor's rights in the Trademarks or in the name "Tenera", and any such infringement which is adverse to Licensor will constitute a material breach of this License.

          3.4 Licensee may not use any of the Trademarks: (a) with any prefix, suffix or other modifying words, terms, designs, or symbols; (b) in any modified form or in any form that has not been specified by Licensor; or
(c) in selling any product or service not being sold in relation to the Business on the date of this License.

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

                          IV.  PACKAGING/APPROVALS

          4.1 Licensee, immediately on Licensor's request, shall submit to Licensor for review, all packaging, labels, advertising and other material on which the Trademarks appear and Licensee specifically undertakes to amend to the reasonable satisfaction of Licensor any such packaging, labels, advertising and other material which are not approved by Licensor, which approval shall not be unreasonably withheld.

          4.2 Licensor has the right, at all reasonable times during business hours, to inspect any services or products, including without limitation software products, upon and in connection with which the Trademarks are to be used as well as the methods of creating such products or providing such services, if any, in order that Licensor may satisfy itself that the products or services associated with the Trademarks meet the quality standards approved by Licensor. Licensee shall submit for Licensor's prior written approval, at least 30 days prior to their intended distribution, a limited number of samples of any products, including without limitation working demonstration copies of any software programs making use of the Trademarks. Licensor may disapprove any use or appearance of the Trademarks if in Licensor's reasonable determination such use (a) jeopardizes the validity of any of the Trademarks,
(b) causes disparagement to, reflects badly on or decreases the quality associated with Licensor or Licensor's products or services (c) does not conform to previously approved uses of the Trademarks or (d) does not conform to Licensor's established Trademark presentation and use policies, protocols or standards, which may vary from time to time.


                                V.  OWNERSHIP

          5.1 Licensee acknowledges and agrees that: (a) Licensor owns all right, title, interest and goodwill in and to the Trademarks; (b) Licensee's right to use the Trademarks comes solely from this License and is limited to use in compliance with this License; (c) all use of the Trademarks will inure to Licensor's exclusive benefit; and that (d) this License does not confer any goodwill or other interest in the Trademarks upon Licensee. Licensee may not during or after the term of this License contest the validity or ownership of any of the Trademarks or assist any other person or entity in doing so.

          5.2 Licensor shall continue to be responsible for maintaining the Trademarks in force.


                             VI.  INFRINGEMENTS

          6.1 Licensee shall promptly report to Licensor particulars of any use by any other party of a Trademark, trade name or model of advertising which might amount to infringement of the Trademarks or to unfair competition.

          6.2 In the event that it comes to the notice of Licensee that any party alleges that the Trademarks are invalid or that they infringe any rights of that party or that the

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Trademarks are open to any other form of attack, Licensee shall not make any admissions but shall promptly report the matter to Licensor.

          6.3 Licensor shall have the conduct of and responsibility for any proceeding relating to the Trademarks.

          6.4 Licensee agrees to indemnify Licensor (including reasonable attorneys' fees and cost of litigation) against, and hold Licensor harmless from, any and all claims by any other party resulting from the provision of services or products in connection with any Trademarks regardless of the form of action; provided however, that Licensee shall not be required to indemnify Licensor for any loss arising from the fact that such Trademark infringes the rights of any third party.


                              VII.  TERMINATION

          7.1 Notwithstanding Section 2.1 hereof, this License may be terminated immediately by Licensor by written notice to Licensee in the event of (i) the bankruptcy or judicial or administrative declaration of insolvency, or the assignment of all or a substantial part of the assets of Licensee to or for the benefit of any creditor or Licensee admits in writing Licensee's inability to pay Licensee's debts as they come due; or (ii) Licensee transfers, sublicenses or attempts to transfer or sublicense this License or the rights or interests conferred by this License to any other person without the prior written consent of Licensor.

          7.2 Upon termination or expiration of this License, for any reason, Licensee shall immediately discontinue use of the Trademarks, including the name "Tenera Technologies", and shall return to Licensor or destroy immediately all documentation, advertising, promotional materials, packaging or products marked with the Trademarks.

          7.3 If either party shall default in the performance of any of its obligations under this License and shall fail to remedy such default within 30 days written notice thereof by the other party calling attention to such default, then the injured party, by written notice, may terminate this License.

          7.4 Termination of this License shall be without prejudice to any rights accruing prior to the date of termination.

          7.5 No waiver of any breach of this License shall constitute a waiver of any subsequent or other breach.


                               VIII.  NOTICES

     All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by

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registered or certified mail, postage prepaid or by reputable overnight courier (e.g. Federal Express) and addressed as set forth below:

     If to Licensor:                   Tenera, Inc.
                                       One Market, Spear Tower
                                       Suite 1850
                                       San Francisco, CA 94105
                                       Attention:  Chief Executive Officer

                                       copy to:

                                       Bryan Cave LLP
                                       120 Broadway, Suite 500
                                       Santa Monica, Ca 90401
                                       Attention:  Thomas Loo, Esq.

     If to Licensee:                   Spear Technologies, Inc.
                                       One Market, Spear Tower
                                       Suite 1850
                                       San Francisco, CA 94105
                                       Attention:  Michael D. Thomas

                                       copy to:

                                       Gray Cary Ware & Freidenrich
                                       400 Hamilton Avenue
                                       Palo Alto, CA 94301
                                       Attention:  Thomas Furlong, Esq.

          Any such notice personally served shall be deemed received upon receipt. Any notice sent by mail, certified or registered, shall be deemed received three (3) business days after deposit in the mail. Any notice sent by reputable overnight courier shall be deemed received on the next business day following deposit with the courier. Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.


                     IX.  ASSIGNMENT; BINDING AGREEMENT

          9.1 Neither this Agreement nor any of the rights or obligations hereunder may be assigned without prior written consent of the Parties.

          9.2 This Agreement shall be binding upon, and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

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                         X.  MISCELLANEOUS

          10.1 This License is made pursuant to and shall be governed by the law of the State of California without regard to its principles of conflicts of laws.

          10.2 The titles of paragraphs used in this License shall in no event be read as part of this License.

          10.3 In the event of a breach or threatened breach of any of Licensee's duties and obligations under the terms and conditions of this License, Licensor shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Licensee hereby expressly acknowledges that the harm which might result to Licensor's business as a result of any noncompliance by Licensee with any the provisions of this License would be largely irreparable.

     IN WITNESS WHEREOF, the parties hereto have caused this License to be executed by their duly authorized officers and their corporate seals affixed as of the day and year first written above.

Licensor

TENERA, INC.,
a Delaware corporation


By:  /s/ JEFFREY R. HAZARIAN
     ----------------------------------
     Name:   Jeffrey R. Hazarian
     Title:  Chief Financial Officer

Licensee

SPEAR TECHNOLOGIES, INC.,

a California corporation



By:  /s/ MICHAEL D. THOMAS
     ----------------------------------
     Name:   Michael D. Thomas
     Title:  Chief Executive Officer

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                                ATTACHMENT A


                             LICENSED TRADEMARKS


Mark                                Registration

1.  TENERA & Design                 U.S. trademark
2.  TENERA & Design                 U.S. service mark
3.  TENERA                          U.S. trademark
4.  TENERA                          U.S. service mark
5.  TENERA 2000                     I.T.U. trademark application

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